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
                                  EXHIBIT 11.1



                      COMPUTATION OF NET INCOME PER SHARE


                                               Three Months ended
                                                    March 31,
                                                2004        2003
                                             ----------  ----------

Net income                                   $  359,052  $  758,278
                                             ==========  ==========

Weighted average number of common
  and common equivalent shares:

Weighted average common shares outstanding    2,872,234   2,818,289

Shares issued from assumed exercise of
  common stock equivalents(1)                    67,651      49,979
                                             ----------  ----------

Weighted average number of common and
  common equivalent shares outstanding        2,939,885   2,868,268
                                             ==========  ==========

Net income per share:
         Basic                               $      .13  $      .27
                                             ==========  ==========

         Diluted                             $      .12  $      .26
                                             ==========  ==========

(1) The number of common stock equivalents excluded from the computation of net income per share at March 31, 2004 and March 31, 2003 was 0 and 260, respectively, because they were anti-dilutive.
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